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                                                                EXHIBIT NO. 99.1



Contacts:         Investors:                     Media:
                  Deborah R. Jacobson            Mark Semer
                  LIN TV Corp.                   Kekst and Company
                  (401) 457-9403                 (212) 521-4802



LIN TV CORP.'S SUBSIDIARY ENTERS INTO AGREEMENT TO SELL $200 MILLION SENIOR SUBORDINATED NOTES DUE 2013 AND $100 MILLION EXCHANGEABLE SENIOR SUBORDINATED DEBENTURES DUE 2033


Providence, R.I. -- May 6, 2003 -- LIN TV Corp. (NYSE: TVL) today announced that its wholly owned subsidiary LIN Television Corporation has entered into an agreement to sell $200 million aggregate principal amount of 6.5% Senior Subordinated Notes due 2013 (the "Notes") and $100 million aggregate principal amount of 2.5% Exchangeable Senior Subordinated Debentures due 2033 (the "Debentures").

The Debentures will be exchangeable for shares of LIN TV Corp. class A common stock based on an initial exchange price of $37.28, subject to adjustment. In addition, up to $25 million of Debentures are issuable upon any exercise of the initial purchasers' option. The proceeds from the sale of the Notes and the Debentures will be used to redeem LIN Television Corporation's existing 8 3/8% Senior Subordinated Notes due 2008. The offerings are expected to close on May 12, 2003, subject to customary closing conditions.

These Notes and Debentures will be guaranteed by LIN TV Corp. The Notes and the Debentures will be issued in private placements and are expected to be resold by the initial purchasers to qualified institutional buyers under Rule 144A under the Securities Act of 1933, and the Notes may be sold outside of the United States in accordance with Regulation S under the Securities Act of 1933.

None of the Notes, Debentures nor the LIN TV Corp. shares of class A common stock issuable upon exchange of the Debentures have been registered under the Securities Act of 1933 or any state securities laws, and until so registered, may not be offered or sold in the United States or any state absent registration or an applicable exemption from registration requirements.

Forward Looking Statements

This announcement includes forward-looking statements, including LIN TV Corp. and LIN Television Corporation's plans regarding the issuance of the Notes and the Debentures. LIN TV Corp. and LIN Television Corporation have based these forward-looking statements on their current expectations and projections about future events. Although LIN TV Corp. and LIN Television Corporation believe that their assumptions made in connection with the forward-looking statements are reasonable, no assurances can be given that their assumptions and expectations will prove to have been correct. These forward-looking statements are subject to various risks, uncertainties and assumptions. Neither LIN TV Corp. nor LIN Television Corporation undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this announcement might not occur.